Exhibit 10(b)

SUPPLEMENTAL BONUS PLAN

The Compensation and Governance Committee (the "Committee"), on an annual basis, approves a total dollar bonus pool for a Supplemental Bonus Plan, up to a maximum of one and one-half percent (1.5%) of the consolidated net income excluding restructuring charges of Kimball International, Inc. (the "Company") and calculated before federal and state income taxes and the amount payable to employees under the Company's Profit Sharing Incentive Bonus Plan.

The Committee empowers the Chairman of the Board and/or Chief Executive Officer to grant individual bonuses under the plan to eligible participants within certain ranges approved by the Committee at the beginning of each fiscal year. Supplemental bonuses are awarded based upon individual efforts not recognized under the Company's Profit Sharing Incentive Bonus Plan.

Eligible participants are the Chairman of the Board, President, Chief Executive Officer, Secretary, Treasurer, Senior Executive Vice Presidents, Executive Vice Presidents, and Vice Presidents of the Company or its subsidiaries and any other salaried employees of the Company or subsidiaries as the Chairman of the Board and/or Chief Executive Officer may select.

Any bonus under this plan awarded to the Chairman of the Board or Chief Executive Officer must be approved by the Committee.

The payment and forfeiture provisions under this plan are under the same provisions as the Profit Sharing Incentive Bonus Plan.